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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) January 17, 1996

                        NATIONAL MEDIA CORPORATION
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               (Exact name of registrant as specified in charter)

         Delaware                    I-6715                     13-2658741
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 (State or other juris-      (Commission File Number)      (IRS Employer Identi-
diction of incorporation)                                       fication No.)

1700 Walnut Street, Philadelphia, PA                               19103
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(Address of principle executive offices)                         (Zip Code)

Registrant's telephone number, including area code    215-772-5000
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                                       N/A
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         (Former name or former address, if changed since last report.)

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                         Exhibit Index appears on Page 5


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Item 5.          Other Events

                 On January 18, 1996, National Media Corporation ("NMC" or the "Registrant") announced that it had entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of January 17, 1996, by and among NMC, PRT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NMC ("Merger Sub"), and Positive Response Television, Inc., a California corporation ("PRT"), pursuant to which PRT will be merged with and into Merger Sub (the "Merger"), PRT's separate corporate existence will be extinguished, the equity interest of PRT's shareholders in PRT will cease, and Merger Sub will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of NMC.

                 Pursuant to the terms of the Merger Agreement, each outstanding share of common stock, no par value ("PRT Common Stock"), of PRT (other than, in limited circumstances, shares as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations Code and except for those shares held in the treasury of PRT, which shall be cancelled, without consideration, as a result of the Merger) will be converted into the right to receive .5239 shares (the "Exchange Ratio") of NMC's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds PRT's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by PRT directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in PRT's financial statements. The Merger Agreement also provides that, under certain circumstances, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of PRT's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of PRT (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all within approximately 18 months after the anticipated date of closing, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto.

                 Consummation of the Merger is subject to the satisfaction of a number of conditions, including, but not limited to: (i) the approval and adoption of the Merger Agreement and approval of the Merger by the holders of a majority of the issued and outstanding shares of PRT Common Stock; (ii) the effectiveness of a Registration Statement on Form S-4 to be filed by NMC in connection with the issuance of NMC Common Stock in the Merger; (iii) the absence of any restrictive court orders, or any other legal restraints or prohibitions, preventing or making illegal the consummation of the Merger; (iv) the continuing accuracy in all material respects of the representations and warranties made by each of PRT and NMC in the Merger Agreement on and as of the Effective Time; (v) the receipt by NMC and PRT, as applicable, of certain opinions regarding tax, accounting and certain other matters; (vi) the execution of employment and certain other agreements by certain officers, directors and affiliates of PRT; (vii) the approval of the New York Stock Exchange, subject to notice of issuance, of the listing of the NMC Common Stock to be issued in the Merger; (viii) the absence of any change, occurrence or circumstance that is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of NMC or PRT; (ix) the absence of a material adverse change in the outlook concerning any existing litigation involving PRT or a good faith determination by NMC that the outcome of any such litigation is likely to have a

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                 material adverse effect on the business, assets, financial condition or results of operations of PRT; and (x) holders of not more than 4.9% of the outstanding shares of PRT Common Stock shall have exercised dissenters' rights in connection with the Merger.

                 The foregoing discussion of the terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, a copy of which is attached hereto as Exhibit 2.1.

Item 7.          Financial Statements, Pro Forma Financial Information and
                 Exhibits

                 (c)      Exhibits.

                          2.1      Agreement and Plan of Merger and
                                   Reorganization, dated as of January 17,
                                   1996, by and among National Media
                                   Corporation, PRT Acquisition Corp., and
                                   Positive Response Television, Inc..

                          99.1 Press Release of National Media Corporation dated January 18, 1996.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  NATIONAL MEDIA CORPORATION

                                  (Registrant)

Date: January 22, 1996     By:     /s/ Constantinos I. Costalas
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                                  Name:    Constantinos I. Costalas
                                  Title:   Principal Financial Officer

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                                  EXHIBIT INDEX

Exhibit No.
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2.1                            Agreement and Plan of Merger and Reorganization,
                               dated as of January 17, 1996, by and among National Media Corporation, PRT Acquisition Corp. and Positive Response Television, Inc.

99.1                           Press Release of National Media Corporation dated
                               January 18, 1996.